Exhibit 5.2

July 19, 2013

Lippes Mathias Wexler Friedman LLP

665 Main St. Suite 300

Buffalo, New York 14203

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

At your request, I have acted as California counsel to the following entities: a) Pacific Award Metals, Inc., a California corporation; b) Diamond Perforated Metals, Inc., a California corporation; and c) Construction Metals, LLC, a California Limited Liability Company ( collectively the “California Guarantors”), in connection with certain matters of California law arising out of the registration under the Securities Act of 1933, as amended, by Gibraltar Industries, Inc., a Delaware corporation (the “Issuer”), of $210,000,000 aggregate principal amount of 6.25% Senior Subordinated Notes, Series A, due 2021 (the “Exchange Notes”) and the guarantees (the “Guarantee”) of the Exchange Notes by the California Guarantors (collectively, the “Subsidiary Guarantors”), under the Registration Statement on Form S-4 (such registration statement, as amended or supplemented, the “Registration Statement”) originally filed with the Securities and Exchange Commission on June 12, 2013. The Exchange Notes and the Guarantee are to be offered in exchange for the Issuers’ outstanding $210,000,000 aggregate principal amount of 6.25% Rule 144A Notes due 2021 (the “Notes”) and the guarantee of the Notes by the Subsidiary Guarantors.

In my capacity as California counsel for the California Guarantor, I have examined originals or copies of (i) the Registration Statement, (ii) the Indenture, dated as of January 31, 2012, by and among the Issuers, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N. A. (the “Indenture”), and (iii) such other corporate and other records and documents I considered appropriate. I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies.

On the basis of such examination, my reliance upon the assumptions in this opinion and my consideration of those questions of law I considered relevant, and subject to the limitations and qualifications in this opinion, I am of the opinion that:

1.	The California Guarantors are all entities (two corporations and one limited liability company) validly existing under the laws of the State of California, with requisite power to enter into the Indenture and the Guarantee, and to perform their obligations under the Indenture and the Guarantee; and

2.	The execution, delivery and performance of their obligations under the Indenture and the Guarantee have been duly authorized by all necessary corporate or company action on the part of each of the California Guarantors; and the Indenture has been duly executed and delivered by each of the California Guarantors; and

3.	The Subsidiary Guarantees represent a legal and valid binding obligation of each of the California Guarantors, enforceable against each of the California Guarantors in accordance with their terms.

The law governed by this opinion letter is limited to the present California Corporations Code. I express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority or any jurisdiction.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also consent to the reference to me under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

In addition, I hereby consent to the reliance by your firm on this opinion in the context of your Opinion Letter which will be filed as an Exhibit to the Registration Statement referred to above.

Respectfully submitted,

/s/ Peter H. Brown